Exhibit 99.2

TRANSCRIPT OF CONFERENCE CALL

Nancy O’Donnell:

Good morning everybody and thank you for joining our conference call today. By now you should have all received a copy of the press release we sent out yesterday, which crossed the wire at 5:41 p.m. The slides supporting today’s remarks can be accessed via the Internet at www.s1.com/acquisition. The entire presentation will be available for replay on the Web beginning approximately two hours after the call. You can access the replay at our home page, www.s1.com.

We will be making forward-looking statements during today’s call. These forward-looking statements are based on our current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. Please refer to the risk factors identified in our Form 10-K for the period ended December 31, 2000 and other public filings with the SEC.

Jaime Ellertson, S1’s Chief Executive Officer, will host today’s call. He and our Chairman of the Board, Chip Mahan will be available for questions at the close of his prepared remarks. At this point, I’ll turn the call over to Jaime Ellertson.

Jaime Ellertson:

Good morning, everybody. Thanks for participating on the call today. I hope you have all seen the press release we sent out this morning announcing our impending acquisition of Software Dynamics, Inc. We are very excited about this acquisition. Software Dynamics is a strategic addition to our Enterprise eFinance offering. I want to talk to you about the benefits of the acquisition and the value it adds to our Enterprise eFinance strategy, but first let me tell you a little bit about Software Dynamics itself.

Who Is SDI? (slide three)

SDI is one of the premier providers of branch automation, call center and CRM solutions for financial institutions. The company has over nineteen years of experience in enterprise sales and service delivery systems in the retail financial institution marketplace. Their offerings include branch, call center and back office automation, delivery channel integration and CRM analysis and delivery.

SDI is located outside of Los Angeles, in West Hills. They have over 150 employees, and 1000+ mid-tier and community banks and credit union customers, including 13 of the top 100 banks. They have distribution alliances with the major core processors, including Fiserv/ITI, Aurum and Bisys. SDI is a privately held company, headed by founder Tom Shen. Tom has a wealth of experience and domain expertise in the branch, call center and CRM technologies, as well as great contacts in the eFinance field. His key management team members have each been with the company for over ten years. S1 will now have the benefit of their knowledge and talents.

In addition to developing a customer list of over 1000 financial institutions, SDI is a profitable business, and is cash flow neutral to positive. We anticipate the acquisition will be accretive to S1 on both a revenue multiple and an EBITDA basis.

Terms of the Deal (slide 4)

The terms of the deal are as follows:

•	S1 will acquire SDI for stock and cash.

•	We will issue approximately 2.0 million shares of S1 common stock and equivalents, including the assumption of options;

•	And $5 million in cash.

Valuing S1’s stock at today’s closing price of $12.89, the purchase price of the deal is approximately $30.8 million.

Included in the terms of the deal is a two-year lockup roughly 33% of the stock issued, and certain terms and commitments tied to exercise of the stock for key employees

I will reiterate —the deal will be positive on both a revenue multiple and EBITDA basis for S1, and will be cash flow positive or neutral.

Why is it Strategic?

If you are following along on the slides, please move the slide entitled Enterprise eFinance Vision. We talked a lot about S1’s enterprise eFinance strategy on last week’s earnings conference call. The enterprise approach is the key differentiator for S1 and also the key driver for revenue growth in 2002 and beyond. The Enterprise eFinance strategy extends past single applications, such as Internet banking and other point products, to solutions that address the financial institution’s major business lines and products, including corporate and retail banking, investment and insurance, as well as the major customer interaction points, such as the branch, advisors, ATMs and the web.

As S1 continues to execute on its Enterprise eFinance strategy, a cornerstone of that strategy is support all of the financial institution’s customer interaction points – or channels – which include the web, phone, call center, branch and ATM. If you will click to the next slide, number 6, Enterprise eFinance S1 Today, you will see a representation of where we stand currently. S1, as you know, already has strong solutions for three out of the five primary channels: the Web, call center and interactive voice response, or IVR. Moving to the next slide, “Enterprise eFinance S1 Plus SDI”, you’ll see how this acquisition gives us support for the branch channel as well as enhanced offerings for banking-specific CRM, expanded analytical capabilities and delivery channel integration technologies. Through the acquisition of SDI, S1 continues its execution of the Enterprise eFinance strategy and delivery of an end-to-end solution across the financial enterprise, simplifying the sales and delivery of integrated financial solutions.

The addition of SDI is a perfect fit with our own lineup of enterprise eFinance offerings. S1 is focused on delivering the industry’s most comprehensive set of enterprise solutions that address 100% of the customer access channels for financial institutions. With this transaction, S1 adds a fourth, and very strategic customer interaction channel – the branch. One research study from Maritz Research shows that 47% of customer transactions with a banking institution go through the branch. Study after study shows the branch remains an key touchpoint for banks, and banks are demanding the ability to provide the teller with the same level of insight into a customer’s total relationship with the financial institution that is accessible on the Web or at the call center.

SDI’ family of products, branded as ZEUS, includes applications for financial institution teller, platform, call center and CRM analytics and delivery. Designed from the ground up with a multi-threaded multi-tasking functionality, ZEUS provides both the applications and the management services to integrate CRM delivery and support systems across the complete enterprise. With the combination of S1’s rich customer profile and transactional information, Edify’s state-of-the-art CTI engine, and its advanced functionality and proven scalability in some of the world’s largest call centers —and now SDI’s call center and branch platform applications that have been specifically designed to meet the needs of financial institutions, —S1 will be able to leverage the best of each to deliver a world-class solution, from the on-line Web channel to the call center and out to the branch – enabling all channels with the similar total relationship view.

SDI’s applications comply with all of the S1 Open eFinance Architecture standards, and should integrate smoothly into the S1 solution environment. Integration plans are already underway, and we believe that we will be able to deliver an integrated offering, including SDI’s branch and call center solution with the release of our next generation platform, CS 7.0, later this year.

Organization

The SDI organization will remain intact and will continue to be run by Tom Shen. SDI will report into our Americas organization. Our initial integration focus will revolve around the development of an integrated solution meshing the SDI products with our CS 7.0 platform.

Upon close of the deal, SDI will begin using the S1 brand, in a continuation of S1’s company-wide unified branding efforts. There will be a brief transition period where S1 will continue to use the ZEUS product name, but the name will change as all products are realigned under the S1 Enterprise eFinance strategy. So to summarize, the strategic benefits we see from this acquisition are as follows:

•	It extends the S1 Enterprise eFinance strategy to include four of the primary channels that financial institutions use to interact with their customers – making S1 the first eFinance vendor to address all of these channels.

•	It brings a customer base of over 1000 new financial institutions. 350 of those customers already own an S1 solution; the remaining 650+ are new to S1 and represent a huge cross-sell opportunity.

•	Tom Shen and his management team bring significant domain expertise and have multi-year commitments to S1

•	Finally, SDI brings a strong business model to the deal. We anticipate that the acquisition will be accretive on a revenue multiple and EBITDA basis, and will be cash flow neutral to positive.

Impact on Guidance

I know many of you will ask what impact the acquisition of SDI will have on our revenue guidance, and the answer, for now, is minimal. SDI is a relatively small acquisition for us, very strategic in terms of our product offering and market opportunity, but immaterial we believe to our financial results in 2001. To give you an idea of the magnitude of the opportunity, I can tell you that SDI’s revenue run rate in 2000 was around $15 million. However, we are not sure exactly when the deal will close, probably some time in the next 45 days, and so we are recommending that you make no changes to your models until after our analyst day, which will be hosted here in Atlanta on September 10. At that point, we will be able to show you the product, introduce you to some of the SDI management team, and deliver a combined model showing the revenue impact of the existing SDI business as well as a model for future guidance for the fourth quarter of 2001 and the 2002 fiscal year.

Wrap-up

Let me summarize what I think are the key elements of our announcement today. We think we have found a real jewel here. A smart, strategic acquisition, at a reasonable price, one that fills a hole in our product offering, with 1000+ customers to cross-sell our current products to. A profitable company that is immediately accretive to revenue and operating profit. A focused, entrepreneurial culture like our own. And most importantly, an acquisition which reinforces and extends our enterprise eFinance strategy, which is the driving force behind our future growth.

We want to welcome Tom Shen and the entire SDI team to S1, as well as say how excited we are about working with them and their financial institution customers in the years ahead.

At this point, I will close and take any questions you may have.